Exhibit (f)(2)


                              FIRST AMERICAN FUNDS
                    DEFERRED COMPENSATION PLAN FOR DIRECTORS
                                SUMMARY OF TERMS
                            [Amended September 2002]

        Eligibility             o    All directors of the First American Fund
        -----------                  family that are not employees of
                                     U.S. Bancorp


ACCOUNT CREDITS                 o    Credits are equal to the amount of annual
                                     retainer and meeting fees that the Director elects to defer into the plan

ENROLLMENT                      o    Written election must be made before first
                                     day of the calendar year affected

                                o    Enrollment elections remain in effect
                                     until the end of the year in which the
                                     Director revokes or modifies the election

                                o    Investment elections may be changed
                                     quarterly.

MINIMUM ELECTION                o    Directors must elect to defer at least
                                     $10,000 into the plan in any year in which the Director elects to participate

ACCOUNT ADJUSTED VALUE          o    Account value is adjusted as if invested
                                     (in 10% increments) in selected menu of
                                     open-end First American Funds designated by the Director

                                o    Annual election applies to future
                                     contributions and existing Account balances


                                o    Accounts are rebalanced when a new
                                     investment election is made. In
                                     addition, if no new investment election
                                     is made for the start of a year,
                                     existing Account is rebalanced to prior
                                     year's election.

VESTING                         o    All amounts are 100% vested

FORM OF DISTRIBUTION            o    Cash or In-kind

                                o    Three forms are available:
                                o    Five substantially equal annual
                                     installments
                                o    Ten substantially equal annual installments
                                o    Single lump sum

WHEN DISTRIBUTIONS COMMENCE     o    As soon as administratively feasible
                                     following the Director's:
                                o    Death
                                o    Removal or resignation from the Board

INCOME DEFERRAL                 o    Tax is deferred until distribution is
                                     available
                                o    Distributions are ordinary income

OBLIGATION OF THE COMPANY       o    Accounts under the plan are obligations of
                                     the Funds


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ASSIGNMENT                      o    Account cannot be assigned or pledged


BENEFICIARIES                   o    Director may designate beneficiaries to
                                     receive Account after death

ADMINISTRATION                  o    Administered by U.S. Bancorp Asset
                                     Management, Inc.